UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
washington, d.c. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 28, 2006

_______________________

PRG-SCHULTZ INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)
_________________________

Georgia	000-28000	58-2213805
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339-5949
(Address of principal executive office) (zip code)

Registrant’s telephone number, including area code: (770) 779-3900

_____________________________________________________________
(Former name or former address, if changed since last report)

_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

New Director Compensation

See Item 5.02 below, the contents of which are incorporated by reference herein, for disclosure regarding the compensation of newly elected directors.

Amendment to Investor Rights Agreement

On March 28, 2006, the registrant entered into an amendment, effective March 30, 2006, to an Investor Rights Agreement among the registrant and certain affiliates of Berkshire Investors LLC and Blum Strategic Partners II, L.P. Pursuant to the amendment, the Berkshire affiliates have waived and relinquished all rights under the agreement, including their rights to designate a Board member and to have an observer present at Board meetings. Garth Greimann, an affiliate of Berkshire, served on the registrant’s Board of Directors until his resignation effective March 30, 2006. See Item 5.02 below, the contents of which are incorporated by reference herein, for a description of the Blum affiliates’ material relationships with the registrant.

Item 1.02 Termination of a Material Definitive Agreement.

Termination of Retainer Agreement Payments

On March 30, 2006, James McCurry, the Company’s President and Chief Executive Officer, was elected Chairman of the Board, succeeding David Cole, who continues as a director. As a result, Mr. Cole will now be compensated in accordance with the registrant’s standard non-employee director compensation arrangements, which have been previously reported. Mr. Cole has no relationships with the Company other than as a director.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Reconstitution of Board

As required under the terms of the exchange offer for its outstanding 4.75% Senior Convertible Notes Due 2006 which was completed on March 17, 2006, the registrant has reconstituted its Board of Directors. See the press release dated March 31, 2006 filed as exhibit 99.1 hereto and incorporated by reference herein.

On March 30, 2006, Eugene I. Davis, Patrick G. Dills, N. Colin Lind, Philip J. Mazzilli, Jr., and Steven Rosenberg were appointed to the Company’s Board of Directors. These new directors replace Gerald E. Daniels, Garth H. Greimann, Thomas S. Robertson and Jimmy M. Woodward, who resigned as directors of the Company effective March 30, 2006, and fill an additional existing vacant position on the board. Mr. McCurry and Mr. Cole will continue as directors. All non-employee directors will be compensated pursuant to the registrant’s previously reported standard compensation arrangements for non-employee directors. Committee assignments following the reconstitution are as follows:

Audit Committee: Mr. Mazzilli, Chairman, Mr. Davis and Mr. Dills.

Compensation Committee: Mr. Davis, Chairman, Mr. Cole and Mr. Dills.

Nominating and Corporate Governance Committee: Mr. Cole, Chairman, Mr. Lind and Mr. Rosenberg.

The five new directors were chosen by the prior Board and the members of the Ad hoc Bondholders Committee formed in connection with the exchange offer, pursuant to an arrangement contained in a restructuring support agreement, as previously reported. Other than Mr. Lind, none of the new directors has any relationship with the registrant other than as a director.

Mr. Lind is a managing partner of Blum Capital Partners, L.P. (together with its affiliates, “Blum”). Mr. Lind was a director of the registrant from May 2002 to October 2005. As previously reported, Blum affiliates were holders of the Company’s convertible notes due 2006 which they exchanged for new securities in the exchange offer. Mr. Lind represented Blum affiliates on the Ad hoc Bondholders Committee. Blum affiliates are lenders under the registrant’s current senior secured credit facility. Their participation in the loan is approximately $7 million. Blum affiliates were also lenders under the Company’s prior $10 million bridge loan that was repaid on March 17, 2006. Their participation was approximately $6 million. In connection with the foregoing, Blum received the following:

Interest and commitment and origination fees of approximately $236,000 in 2005 related to the bridge loan and approximately $152,000 in interest related to the bridge loan in 2006; and

Blum is expected to receive interest under the senior secured credit facility of approximately $748,125 in 2006. In addition, the Ad hoc Bondholders Committee, of which Blum was a member, was reimbursed for legal and financial advisory fees of approximately $498,354 in 2005 and $2,043,083 in 2006.  Blum affiliates are holders of $14,929,736 of the registrant’s 11% senior notes, $17,282,880 of the registrant’s10% senior convertible notes and 36,006 shares of the registrant’s convertible Series A preferred stock.

Section 9 Financial Statements and Exhibits.

Item 9.01(d) Exhibits.

Exhibit Number	Description
99.1	Press Release dated March 31, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, PRG-Schultz International, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRG-SCHULTZ INTERNATIONAL, INC.

Date: April 3, 2006	By: /s/ Clinton McKellar
Clinton McKellar,
General Counsel and Secretary